UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2011
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Hudson Pacific Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

11601 Wilshire Blvd., Suite 1600 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 445-5700
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report
_________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc., a Maryland corporation (referred to herein as the “Company,” “we,” “our” and “us”), in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement.
On April 4, 2011, the Company entered into Amendment No. 2 (the “Amendment”) to its Credit Agreement among the Company, Hudson Pacific Properties, L.P., as Borrower, and each of the Lenders party thereto (as defined in the original credit agreement, dated June 29, 2010).
As a result of the Amendment, the Company’s $200.0 million credit facility (the “Facility”) now bears interest at a rate per annum equal to LIBOR plus 250 basis points to 325 basis points (down from 325 basis points to 400 basis points), depending on its leverage ratio, and is no longer subject to a LIBOR floor of 1.50%. The Facility continues to include an accordion feature that allows the Company to increase the availability by $50.0 million, to $250.0 million, under specified circumstances. The amount available for us to borrow under the Facility remains subject to the lesser of a percentage of the appraisal value of our properties that form the borrowing base of the Facility and a minimum implied debt service coverage ratio. Through the amendment, the loan-to-value threshold for office properties has been increased to 60.0% (up from 55.0%) and debt service coverage ratio for office properties has been reduced to 1.50x (down from 1.60x). The annual fee charged against the unused portion of the Facility has also been reduced to 40 basis points (down from 50 basis points).

Our ability to borrow under the Facility remains subject to ongoing compliance with a number of customary restrictive covenants, including:

•	a maximum leverage ratio (defined as consolidated total indebtedness to total asset value) of 0.60:1.00;

•
a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes; depreciation and amortization to consolidated fixed charges) of 1.50:1.00, which was reduced from 1.75:1:00 by the Amendment;

•	a maximum consolidated floating rate debt ratio (defined as consolidated floating rate indebtedness to total asset value) of 0.25:1.00;

•
a maximum recourse debt ratio (defined as recourse indebtedness other than indebtedness under the revolving credit facility but including unsecured lines of credit to total asset value) of 0.15:1.00; and

•	a minimum tangible net worth equal to at least 85% of our tangible net worth at the closing of our initial public offering plus 75% of the net proceeds of any additional equity issuances.

Certain other definitional and other revisions were made under the Amendment, which should further enhance the financial and operation flexibility under the Facility.

The Amendment has been fully executed by the Company and the holders of the outstanding commitments under the Facility effective as of April 4, 2011. The Company has agreed to pay fees totaling approximately $750,000 to the holders of the $200.0 million of outstanding commitments under the Facility.

The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events.

On April 5, 2011, we announced the execution of the Amendment in a press release, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1
Amendment No. 2 to the Credit Agreement among the Company, Hudson Pacific Properties, L.P., as Borrower, and each of the Lenders party thereto (as defined in the original credit agreement, dated June 29, 2010).

99.1	Press release dated April 5, 2011 regarding Amendment No. 2 to the Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.
Date: April 5, 2011	By:	/s/ Mark Lammas
Mark Lammas
Chief Financial Officer

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description
10.1
Amendment No. 2 to the Credit Agreement among the Company, Hudson Pacific Properties, L.P., as Borrower, and each of the Lenders party thereto (as defined in the original credit agreement, dated June 29, 2010).

99.1	Press release dated April 5, 2011 regarding Amendment No. 2 to the Credit Agreement.